Exhibit 99.1

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220 ir@XenoPort.com

XenoPort Reports Third Quarter Financial Results

SANTA CLARA, CA, November 7, 2007 — XenoPort, Inc. (Nasdaq: XNPT) announced today financial results for the third quarter and nine months ended September 30, 2007.  Revenues and net income for the third quarter were positively impacted by recognition of revenue associated with up-front and milestone payments from XenoPort’s collaborations with GlaxoSmithKline and Astellas Pharma Inc.  Revenues for the third quarter were $35.4 million, compared to $3.1 million for the same period in 2006.  Net income for the third quarter was $15.6 million, compared to a net loss of $16.3 million for the same period in 2006.  At September 30, 2007, XenoPort had cash, cash equivalents and short-term investments of $159.6 million.

XenoPort Quarterly Highlights
Since the start of the third quarter:

•
Astellas, XenoPort’s partner for the development and commercialization of XP13512 in Japan and five other Asian countries, initiated separate Phase 2 clinical trials of XP13512 in Japan for the potential treatment of patients with restless legs syndrome, or RLS, and of patients with painful diabetic neuropathy.

•
XenoPort announced Phase 1 clinical trial results for XP19986 and plans to initiate, by the end of the year, separate Phase 2 clinical trials of XP19986 in patients with gastroesophageal reflux disease, or GERD, and in patients with spasticity.

•
XenoPort entered into an exclusive license agreement with Xanodyne Pharmaceuticals, Inc. for the development and commercialization in the United States of a preclinical, non-hormonal, oral Transported Prodrug product candidate, known as XP21510, for the potential treatment of women diagnosed with menorrhagia, or heavy menstrual bleeding.  Under the terms of the agreement, XenoPort is entitled to receive cash payments totaling $12.0 million, of which $6.0 million was paid upon execution of the agreement and the remaining $6.0 million of which is due in October 2008.  XenoPort is eligible to receive aggregate cash payments of up to $130.0 million and $5.0 million for XP21510 and XP12B, Xanodyne’s Phase 3 tranexamic acid product candidate, respectively, upon the achievement of certain development, regulatory and commercial milestones.  In addition, XenoPort is entitled to receive tiered double-digit royalty payments on potential future sales of XP21510, as well as escalating single-digit royalties on potential future sales of XP12B.

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XenoPort Reports Third Quarter Financial Results	Page 2

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We continue to make solid progress across our research and development programs.  We are focused on the completion of our RLS clinical development program for XP13512 and preparing for the planned filing of an NDA in 2008 by our partner, GSK.  Our recent XP19986 Phase 1 data were highly encouraging, and we look forward to initiating Phase 2 clinical trials in both GERD and spasticity by year’s end.  We expect these trials will inform the next steps for clinical development of XP19986 in these two indications.”

Barrett continued, “We also were particularly pleased to complete our license agreement with Xanodyne, where we were able to leverage our technology expertise by licensing a Transported Prodrug that fell outside of our therapeutic focus.”

XenoPort Third Quarter and Nine-Month Financial Results
Revenues for the third quarter of 2007 were $35.4 million, compared to $3.1 million for the same period in 2006.  Revenues for the nine months ended September 30, 2007 were $88.1 million, compared to $7.5 million for the same period in 2006.  The increase in third quarter and nine-month revenues was primarily due to recognition of revenue associated with our collaboration with GSK that was executed in February 2007.

Research and development expenses for the third quarter of 2007 were $16.8 million, compared to $17.0 million for the same period in 2006.  Research and development expenses for the nine months ended September 30, 2007 were $54.5 million, compared to $45.6 million for the same period in 2006.  The decrease in third quarter expenses was principally due to lower manufacturing costs for XP13512, partially offset by increases in personnel costs resulting from headcount growth and costs related to the clinical development of XP13512 and XP19986 and the preclinical testing of XP19986.  The decreased manufacturing costs for the third quarter include a non-recurring $3.6 million reimbursement due from GSK for XP13512 drug substance. The increased expenses for the nine-month period were primarily due to increased development activities for XP13512 and XP19986, as well as increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation, partially offset by decreases in XP13512 manufacturing costs.

General and administrative expenses were $4.5 million for the third quarter of 2007, compared to $4.3 million for the same period in 2006.  General and administrative expenses were $13.1 million for the nine months ended September 30, 2007, compared to $11.2 million for the same period in 2006.  The increase for the quarter and nine-month periods was primarily due to increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation.

Net income for the third quarter of 2007 was $15.6 million, compared to a net loss of $16.3 million for the same period in 2006.  Net income for the nine months ended September 30, 2007 was $25.7 million, compared to a net loss of $45.7 million for the same period in 2006.  Net income per diluted share was $0.60 in the third quarter of 2007, versus a net loss per basic and diluted share of $0.67 for the same period in the prior year.  For the nine-month period ended September 30, 2007, net income per diluted share was $1.00, versus a net loss per basic and diluted share of $2.14 for the same period in 2006.

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XenoPort Reports Third Quarter Financial Results	Page 3

Due to the recognition of revenues from up-front and milestone payments from our collaborations with GSK and Astellas, XenoPort was profitable in the second and third quarters of 2007 and may have profitable quarters from time to time.  However, while recognition of revenues from our collaborations may result in a profitable year for 2007, we continue to expect to incur losses for the next several years.

Conference Call
XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss our financial results and an update of XenoPort’s business.  To access the conference call via the Internet, go to www.XenoPort.com.  To access the live conference call via phone, dial 1-888-275-3514.  International callers may access the live call by dialing 706-679-1417.  The reference number to enter the call is 19823267.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers.  The reference number to enter the replay of the call is 19823267.  Dial-in access to the replay of the call will be available for approximately one week, and the Internet replay of the call will be available for approximately one month following the live call.

About XenoPort
XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs.  XenoPort’s most advanced product candidate, XP13512, has successfully completed a pivotal trial in its Phase 3 clinical program for the treatment of restless legs syndrome and has successfully completed a Phase 2a clinical trial for the management of post-herpetic neuralgia.  XenoPort has also reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with gastroesophageal reflux disease.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

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XenoPort Reports Third Quarter Financial Results	Page 4

Forward-Looking Statements
This press release contains “forward-looking” statements, including, without limitation, all statements related to our and our partners’ future clinical development of XP13512, XP19986 and XP21510 and the timing thereof; the release of additional XP13512 clinical trial data and the timing thereof; the therapeutic and commercial potential of XP13512,  XP19986 and XP21510; the timing of future regulatory submissions; the potential receipt of future development, regulatory and commercial milestone and royalty payments with respect to XP21510 and XP12B; and our and our partners’ future clinical trials.  Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as “plans,” “expects,” “will,” “planned,” “look forward” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon XenoPort’s current expectations.  Forward-looking statements involve risks and uncertainties.  XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct clinical trials for XP13512 and XP19986 and the uncertainty of the timing and results thereof; the uncertainty of the FDA approval process and other regulatory requirements; our dependence on our current and additional collaborative partners; and the therapeutic and commercial value of the company’s compounds.  These and other risk factors are discussed under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on August 9, 2007.  XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort and Transported Prodrug are U.S. trademarks of XenoPort, Inc.

XNPT2F

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XENOPORT, INC.

BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2007	2006
	(In thousands)
Current assets:
Cash and cash equivalents	$23,940	$14,857
Short-term investments	135,651	103,997
Accounts receivable	4,786	2,796
Other current assets	2,053	1,332
Total current assets	166,430	122,982
Property and equipment, net	5,578	3,532
Long-term assets and other	2,207	2,151
Total assets	$174,215	$128,665
Current liabilities:
Short-term liabilities	$32,808	$20,955
Short-term borrowings	237	500
Total current liabilities	33,045	21,455
Long-term liabilities	22,275	23,744
Long-term borrowings	19	181
Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	297,365	287,517
Accumulated deficit	(178,514)	(204,256)
Total stockholders’ equity	118,876	83,285
Total liabilities and stockholders’ equity	$174,215	$128,665

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XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Revenues:
Collaboration revenue	$35,425	$3,106	$88,061	$7,500
Total revenues	35,425	3,106	88,061	7,500
Operating expenses:
Research and development*	16,788	16,991	54,514	45,611
General and administrative*	4,459	4,273	13,053	11,195
Total operating expenses	21,247	21,264	67,567	56,806
Income (loss) from operations	14,178	(18,158)	20,494	(49,306)
Interest income	2,208	1,936	6,141	3,859
Interest and other expenses	(44)	(115)	(145)	(249)
Net income (loss) before income taxes	16,342	(16,337)	26,490	(45,696)
Income tax provision	748	—	748	—
Net income (loss)	$15,594	$(16,337)	$25,742	$(45,696)
Basic net income (loss) per share	$0.63	$(0.67)	$1.04	$(2.14)
Diluted net income (loss) per share	$0.60	$(0.67)	$1.00	$(2.14)
Shares used to compute basic net income (loss) per share	24,856	24,381	24,720	21,313
Shares used to compute diluted net income (loss) per share	26,156	24,381	25,818	21,313

* Includes non-cash stock-based compensation as follows:

Research and development	1,254	746	3,712	2,027
General and administrative	1,071	692	2,798	1,936
Total stock-based compensation expense	$2,325	$1,438	$6,510	$3,963

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